ICON INCOME FUND EIGHT B L.P.
                                SUPPLEMENT NO. 2
                               DATED JUNE 22, 2001
                        TO PROSPECTUS DATED MAY 19, 2000

Summary

     We are providing you with this Supplement No. 2, dated June 22, 2001, to update and revise the prospectus dated May 19, 2000, as previously supplemented on January 19, 2001. This Supplement No. 2 forms a part of, and must be accompanied or preceded by, the prospectus and the supplement dated January 19, 2001. The purpose of this Supplement No. 2 is to restate the net worth and income suitability requirements in certain states and to describe the current status of the offering of the Partnership and our equipment acquisition efforts.

     You should thoroughly review the prospectus, this Supplement No. 2, and the January 19, 2001 supplement prior to subscribing for units in the Partnership.

Investor Suitability

     The following replaces the section Certain State Requirements on pages ii and 78 of the prospectus:

          Certain State Requirements. Residents of Alabama, Arizona, Arkansas, California, Indiana, Iowa, Kansas, Maine, Minnesota, Missouri, Nebraska, New Hampshire, New Mexico, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Dakota, Texas, Vermont and Washington must have either of the following in order to invest:

     (1)  a net worth of at least  $45,000 plus $45,000 of annual gross  income;
          or

     (2)  a net worth of at least $150,000.

          Residents of Alaska, Massachusetts, Michigan and North Carolina must have either of the following in order to invest:

     (1)  a net worth of at least  $60,000 plus $60,000 of annual gross  income;
          or

     (2)  a net worth of at least $225,000.

          If you are a Missouri, Nebraska or Pennsylvania resident, your investment may not exceed 10% of your net worth. If you are an Ohio resident, your investment may not exceed 10% of your liquid net worth.

Status of the offering and equipment acquisition efforts

     As of June 15, 2001, 469,862.1334 limited partnership units of the Partnership had been sold, and limited partners had contributed capital of $46,986,213.34 to the Partnership.

     As of June 15, 2001, the total price paid for all equipment purchased by the Partnership since its inception was $113,471,180; the sources for the funds used to acquire the equipment consisted of $86,818,823 in debt and $26,652,357 from the proceeds of the Offering.

     Our efforts in connection with the acquisition, leasing and financing of equipment for the Partnership from January 19, 2001 through June 15, 2001 are listed below. The items listed below are in addition to those described in the January 19, 2001 supplement.

     Each of the companies listed is a lessee of the equipment identified.

BAE Systems, PLC

     BAE Systems, PLC is one of the world's premier developers and manufacturers of aerospace and defense industry systems. The Partnership acquired one Hawker 125-800/1000 flight simulator, subject to a 5-year lease with BAE Systems, PLC. The Partnership purchased the equipment for $12,892,581.

CSK Auto Corp.

     CSK Auto Corp. is the largest retailer of automotive parts and accessories in the western United States and is among the top five after-market automotive retailers in the nation. The Partnership acquired signage equipment, subject to a lease, which is used at over 350 CSK Auto Corp. retail stores. The lease matures in May 2005. The cost of the signage equipment was $4,250,000,

Kmart Corporation

     Kmart is the second-largest general merchandise retailer in the United States. At the end of its January 2001 fiscal year, Kmart operated more than 2,100 stores in the United States. The Partnership acquired 210 Noritsu QSS digital minilabs, subject to a 5-year lease to Kmart, at a cost of $10,172,445.

TWA, LLC

     TWA, LLC was recently acquired by, and is a wholly owned subsidiary of, American Airlines. The Partnership acquired five engine modules manufactured by Pratt & Whitney (Model PW2037) for use on the Boeing 757 family, subject to a 7-year lease with TWA, LLC. Total purchase price paid by the Partnership for the engine modules was $5,950,000.

For comparative purposes, the information above is also set forth in chart form:

BAE Systems, PLC
Lease Financing of:                     Hawker 125-800/1000 Flight Simulator
Lease Term:                             5 Years
Equipment Cost:                         $12,892,581
Debt Specifically Incurred
  to Acquire Equipment:                 $10,830,109

CSK Auto Corp.
Lease Financing of:                      Signage
Lease Term:                              4 Years
Equipment Cost:                          $4,250,000
Debt Specifically Incurred
  to Acquire Equipment:                  None

Kmart Corporation
Lease Financing of:                      210 Noritsu QSS digital minilabs
Lease Term:                              5 Years
Equipment Cost:                          $10,172,445
Debt Specifically Incurred
  to Acquire Equipment:                  $9,795,756

TWA, LLC
Lease Financing of:                      Five modules, Pratt & Whitney PW 2037
Lease Term:                              7 Years
Equipment Cost:                          $5,950,000
Debt Specifically Incurred
  to Acquire Equipment:                  $1,911,210